UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                            -------------------------

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):       March 30, 2000
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                          NORTH AMERICAN VACCINE, INC.
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             (Exact name of registrant as specified in its charter)


           Canada                  1-10451                  98-0121241
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(State or other jurisdiction  (Commission File No.)     (IRS Employer
  of incorporation)                                     Identification No.)


                  10150 Old Columbia Road Columbia, Maryland 21046
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                   (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (410) 309-7100
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         (Former name or former address, if changed since last report.)

                                          Exhibit Index is on page 2.


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ITEM 5.     OTHER EVENTS.

      On March 30, 2000, North American Vaccine, Inc. (the "Company") settled a lawsuit brought by Sharon Mates, the Company's former President, and issued a press release announcing the settlement. The March 30 press release is attached hereto as Exhibit 99.1.

      On March 31 and April 7, 10, 12, 14, and 17, 2000, the Company issued press releases regarding the status of its acquisition by Baxter International, Inc. ("Baxter") and extensions of the maturity date of the Company's credit facility with the Bank of America, N.A. The March 31 and April 7, 10, 12, 14, and 17 press releases are attached hereto as Exhibits 99.2, 99.3, 99.4, 99.5, 99.6, and 99.7, respectively.

      The Company signed Amendment No. 1 to the Share Exchange Agreement dated as of April 17, 2000 which amends the Share Exchange Agreement dated as of November 17, 1999. Under the terms of the Share Exchange Agreement, as amended, the Company's shareholders will receive $6.73 per share, comprised of $6.70 of Baxter common stock and $0.03 in cash. The number of Baxter shares to be issued to the Company's shareholders under the Share Exchange Agreement, as amended, will be set based upon the average closing sale price of Baxter common stock for the ten trading days ending on the fifth trading day prior to consummation of the transaction.

      The transaction continues to be subject to obtaining certain regulatory approvals, including, among others, approvals under the Canada Business Corporations Act relating to the proposed transaction and U.K. regulatory approval of the Company's group C meningococcal conjugate vaccine. The transaction is also subject to certain other conditions, including satisfaction of certain production goals, the nonoccurrence of a material adverse change in the Company's business or performance, and shareholder approval. The Company's principal shareholders have entered into a Shareholder Agreement, as amended, with Baxter pursuant to which they have agreed to vote to approve the transaction. The transaction is expected to close in June, 2000; however, this is a forward-looking statement and there can be no assurance that the transaction will close at that time or at all. NAVA has failed to satisfy certain conditions to closing. Therefore, Baxter has the option, but not the obligation to complete the transaction.

      The Company also signed an Assignment, Acceptance and Amendment Agreement dated as of April 17, 2000, which, among other things, provides for up to $45 million in funding for the Company operations provided by BioChem Pharma Inc. ("BioChem") and Dr. Phillip Frost ("New Financing"). This financing includes BioChem assuming the approximately $20 million utilized by the Company under a line of credit provided by Bank of America, N.A. and guaranteed by Baxter. The terms of the New Financing include, among other things, a maturity date of June 30, 2000, a rate of interest equal to 15% per annum on the unpaid principal amount of each loan under the New Financing, a deferred funding fee of up to $11,250,000, a commitment fee of $50,000, and the release of Baxter as guarantor of the financing.

      The foregoing summary of the Share Exchange Agreement, as amended, the Shareholder Agreement, as amended, and certain related agreements is qualified by reference to the copy of the Share Exchange Agreement, as amended, the Shareholder Agreement, as amended, and the other agreements included as exhibits 9 through 99.11 to this Form 8-K. The Share Exchange Agreement, as amended, the Shareholder Agreement, as amended, and the other agreements are incorporated in their entirety in this Item 5 by reference.



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

      On April 17, 2000, the Company issued a second press release regarding modification of the Share Exchange Agreement between the Company and Baxter and establishment of a new credit facility. The second April 17 press release is attached hereto as Exhibit 99.12.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

99.1.       Press release, dated March 30, 2000.

99.2.       Press release, dated March 31, 2000.

99.3.       Press release, dated April 7, 2000.

99.4.       Press release, dated April 10, 2000

99.5.       Press release, dated April 12, 2000.

99.6.       Press release, dated April 14, 2000.

99.7.       Press release No. 1, dated April 17, 2000.

99.8.       Amendment No. 1 to Share  Exchange  Agreement  dated as of April 17,
            2000.

99.9. Amendment No. 1 to Shareholder Agreement dated as of April 17, 2000, among Baxter, BioChem, and certain other shareholders of the Company.

99.10.      Amended and  Restated  Warrant  Termination  Letter  dated April 17,
            2000.

99.11. Assignment, Acceptance and Amendment Agreement dated as of April 17, 2000 among the Bank of America, N.A., BioChem, the Company, Baxter, and Dr. Phillip Frost.

99.12.      Press release No. 2, dated April 17, 2000.



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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        NORTH AMERICAN VACCINE, INC.

                        By:   /s/ Lawrence J. Hineline
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                              Vice President, Finance

Dated:  May 9, 2000